UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported):
October 22, 2007
Pacific Sunwear of California, Inc.
(Exact name of registrant as specified in its charter)

California	0-21296	95-3759463

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3450 East Miraloma Avenue, Anaheim, CA 92806-2101

(Address of principal executive offices) (Zip Code)
(714) 414-4000

(Registrant’s telephone number, including area code)
not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
On October 22, 2007, the Board of Directors of Pacific Sunwear of California, Inc. (the “Company”) approved management’s recommendation to explore strategic alternatives for the Company’s demo stores and to close its One Thousand Steps stores. The Company plans to engage an investment banker to assist in identifying and evaluating strategic alternatives for the 154 demo stores and to close the nine One Thousand Steps stores as soon as is practical.
The determination to take these actions resulted from a comprehensive review and evaluation of the real estate portfolio and profit performance of the Company’s demo and One Thousand Steps stores. The demo and One Thousand Steps stores collectively have generated a total pre-tax operating loss of approximately $21 million during the first three quarters of fiscal 2007 (excluding previously announced lease termination and asset impairment charges).
As a result of these actions, the Company estimates that it will recognize non-cash fixed asset impairment charges on demo stores of approximately $48 million and inventory reserve charges for demo and One Thousand Steps aggregating approximately $4 million in its third quarter ending November 3, 2007. The Company may incur additional charges, both cash and non-cash, in the future related to potential lease terminations and related costs, inventory liquidation costs, employee retention and severance obligations, and/or agency fees associated with the evaluation or implementation of potential strategic alternatives. The actual amounts and timing of such charges, if any, will not be known until various strategic alternatives are evaluated and a definitive course of action is determined.
Item 2.06 Material Impairments.
The response to Item 2.05 is incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
The full text of the Company’s press release announcing its plans regarding the demo and One Thousand Steps store concepts is furnished as Exhibit 99.1 to this Current Report.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit
Number	Description
99.1	Press Release, dated October 24, 2007, regarding the Company’s demo and One Thousand Steps store concepts

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC SUNWEAR OF CALIFORNIA, INC.
Date: October 24, 2007	By:	/s/ GERALD M. CHANEY
Gerald M. Chaney
Senior Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release, dated October 24, 2007, regarding the Company’s demo and One Thousand Steps store concepts